MARKET DEVELOPMENT CONSULTING SERVICES AGREEMENT


          THIS AGREEMENT made as of the _____ day of _______, 2000 at Toronto, Ontario, Canada.


B E T W E E N:


               PLAYANDWIN, Inc., a corporation incorporated under the laws of the State of Nevada, U.S.A.;

               (hereinafter called "PWIN")
                                                OF THE FIRST PART

               - and -


               PacCanUs Inc., on behalf of a company to be incorporated under the laws of Ontario;

               (Hereinafter called "Newco")
                                               OF THE SECOND PART


          WHEREAS "RACINGO" (trademarked) is a pari-mutuel bingo-type wager game and lottery subject to a Master License Agreement dated October 7, 1999 between RACINGO Investments Ltd. and others
("RACINGO");

          WHEREAS PWIN is a Licensee from RACINGO Investments Ltd. of both the North American Off and On-Track RACINGO License and the Worldwide Internet RACINGO License pursuant to License Agreements made as of the 7th day of October, 1999, and may become a licensee of other land-based RACINGO applications (the "RACINGO Licenses");

          AND   WHEREAS   PWIN  and  the  Newco  have   been   in
negotiations with respect to services required by PWIN to exploit its licenses and which can be supplied by Newco;


          AND WHEREAS Newco is familiar with the RACINGO concepts as venues licensed to PWIN (the "RACINGO Concept").

          NOW THEREFORE IN CONSIDERATION of the facts expressed in the foregoing recitals and in consideration of the sum of One Dollar ($1.00) now paid by each Party to the other and other valuable consideration (the receipt and sufficiency of which is hereby acknowledged by both Parties), the Parties agree as follows:

1.   Scope of the Work

     Newco shall provide service, information and advice to PWIN in the following areas:

     (1)  to  help  PWIN secure a formal deal with Autotote  Inc.
          ("Autotote");

     (2) to help PWIN prepare and follow through a critical path to ensure the above-noted arrangements with Autotote are acted on on a timely basis;

     (3) to prepare presentations in multi-media format necessary to sell the RACINGO Concept to potential buyers including racetracks;

     (4) to help PWIN in choosing and recruiting the appropriate personnel necessary to successfully launch RACINGO; and

     (5)  to act as the strategic adviser to PWIN's Creative Review
          Board for any marketing, advertising concepts brought forward to promote the game in venues controlled by PWIN under the RACINGO Licenses.

2.   TVGN's Services and Track Acquisition Agreement
     Newco  will  enter  into a "Services and  Track  Acquisition
Agreement" with ODS Technologies, L.P., a limited partnership incorporated under the laws of the state of Delaware, U.S.A., and having its principal place of business in Broomfield, Colorado, U.S.A. ("TVGN") and the Agreement is designed to yield the following direct benefits to PWIN:

     (1) Deliver a critical mass of wagering and wagers necessary to launch RACINGO, identified as a betting handle of Five Billion ($5,000,000,000.00) Dollars U.S. demand from racetracks featuring TVGN coverage or form a combination of such tracks and other tracks not featuring TVGN covered, but adopting RACINGO in their wagering format.

     (2) Upon launch add RACINGO to TVGN's current offering to its existing customers.

     (3) Collaboration with Autotote to ensure a seamless launch of the game by Autotote.

     (4)  Ensure all TVGN software has been tested prior to launch.

     (5) Cause a RACINGO dedicated show to be produced to the usual TVGN production standards as often as RACINGO is played.

     (6) Extend marketing monies through co-operative marketing programs including viewer research information gathering.

     (7)  Provide technology for error-free common pooling.

     (8) Include RACINGO information on the TVGN website and link the PWIN RACINGO web site to the TVGN web site.

     (9) Work together with Autotote to make filings as required on a state to state basis.

     (10) Cause a RACINGO fantasy game show to be produced as a promotional vehicle to raise the awareness of RACINGO in advance of the actual game launch.

     (11) Use best efforts to cause TVGN affiliated companies to take part in RACINGO promotional and game opportunities.

     (12) Where the RACINGO Concept is used in a major stakes race and that race is not currently covered by TVGN, TVGN will broadcast that race as part of its RACINGO television programming to a maximum of twice per month.

3.   Scopes of Services to be Covered
     The services to be provided by Newco under this Agreement as described in Section 1 cover the RACINGO Licenses which for greater certainty is confirmed to the North American land-based, Worldwide Internet and any other land-based RACINGO License PWIN may operate in the future.

4.   PWIN's Obligations to Newco
     PWIN acknowledges that in order for Newco to carry out its services hereunder, PWIN is obligated to do the following:

     (1)  PWIN  will  extend its minimum jackpot of  One  Million
          ($1,000,000.00) Dollars U.S. to cover "at home" RACINGO Licenses operations by TVGN.

     (2)  Establish PWIN corporate offices in the United  States,
          Europe and Asia as are required to support the rollout of RACINGO.

     (3)  Determinations of sales and marketing strategies of RACINGO.

     (4) Funding of all sales and marketing programs for RACINGO where PWIN holds the license.

     (5) Provide personnel and materials for racetrack and other promotional programs.

     (6)  Continual development and enhancements to RACINGO.

     (7) Co-mingle the pools to include licensed RACINGO Product granted to TVGN.

5.   Compensation for Services

     (1) PWIN shall pay Newco a fee each month for services rendered under Section 1 above regarding the scope of work based on:
          (1)  $350.00 per hour;
(2)  $2,400.00 per day;
(3)  $21,000.00 per month;

          and with respect to any fees payable under this subsection 5(a), payment will be made as to 60% in cash (Canadian Dollars) and the balance in PWIN publicly traded stock (currently common shares only) which will be transferred to Newco. The price per share of stock given to Newco under this subsection 5(a), shall be based on the previous thirty (30) days weighted average trading price of such stock as quoted by the NASDAQ Stock Market for OTC trades in such stock and the stock paid to Newco shall be fully free trading and without escrow or holdback periods. It is further agreed that an estimate of the total stock component of payment will be made and paid in quarterly instalments in advance. By way of illustration, if the Parties select a monthly fee of $21,000.00 for each month and a term of one year, the total stock payment would be calculated as follows: $21,000.00 x 12 x .4 = $100,800.00. Where the weighted average trading price during the previous thirty (30) days was $2.50 per share, the total number of shares would be 40,320 shares, which shares would be issued in four tranches of 10,080 shares in advance at the beginning of each of the next four quarters immediately following the date of signing. The Parties shall adjust such payments of shares at least once per year on a retro-active basis.

     (2) PWIN shall in addition to the hourly, daily or monthly rates already described, pay to Newco, if the direct benefit deliverables under Section 2 above are accomplished, a fee equal to one-half of one percent (0.5%) of PWIN's Gross Licensed Product Revenues as defined in Schedule A of the Internet License Agreement between RACINGO Investments Ltd. and Playandwin, Inc. dated the 7th day of October, 1999 and in Schedule A of the On- and Off-Track Betting License Agreement between the same parties of the same date, respectively, and any further similar revenues derived by PWIN under other RACINGO License Agreements that may be entered into by PWIN.

     (3) With respect to arrangements for services and payments under subsection (a) of this Section 5, the Parties may select the hourly, daily or monthly fee upon signing and if no choice is made the monthly rate shall apply. All hours spent to date prior to signing will be converted to the appropriate fee schedule and invoiced on signing. Out-of-pocket costs will be reimbursed without mark-up.

     (4) Personnel provided by Newco shall keep accurate time sheets with respect to services provided by them relating to this Agreement, and such time sheets shall be made available to PWIN for PWIN's review on a "when asked" basis.

     (5) Newco shall be reimbursed at cost for all travel, accommodation, and third party expenses when agreed to by PWIN and the Newco. Examples of such agreed third party expenses would include purchased market data, specified video or print production, or specialized legal or other professional advice pertaining to the specific issues referred to in Section 2 hereof.

     (6) All payments shall be made to Newco within thirty (30) days. Newco may audit PWIN's financial records to ensure full compliance of the payment of the track fees referred to in
          Section 5(b) above.

6.   Term and Cancellation

     (1)  Services to be provided by Newco under subsection (a) of
          Section 5 of this Agreement shall begin on December 1, 1999 and continue for one (1) year until November 30, 2000. Such services shall be renewable if the Parties mutually agree. All other parts of this Agreement shall continue and be enforceable by each Party against the other, so long as PWIN or any successor company owned or controlled by PWIN is a Licensee of any RACINGO concept or a Licensee under the RACINGO Licenses.

     (2) Newco may without penalty on ninety (90) days' prior written notice given to PWIN, terminate the consulting services aspect of this Agreement (i.e., the services to be provided under Section
          1), save that services and fees for services, and reimbursement for expenses incurred shall continue during the said ninety (90) day period, and for greater certainty the one-half of one percent (0.5%) fee referred to it in Section 5(b) above and the balance of this Agreement shall continue notwithstanding such termination.

     (3) PWIN may without penalty on ninety (90) days' prior written notice given to Newco, terminate the consulting services aspect of this Agreement (i.e., the services to be provided under Section 1), save that services and fees for services, and reimbursement for expenses incurred shall continue during the said ninety (90) day period, and for greater certainty the one-half of one percent (0.5%) fee referred to it in Section 5(b) above and the balance of this Agreement shall continue notwithstanding such termination.

7.   Notices
     Any notice or other communication required or permitted hereunder will be in writing and will be deemed sufficiently given if delivered by personal delivery or sent by confirmed telex, acknowledged facsimile transmission, or by registered mail (return receipt requested), postage pre-paid, addressed to the party to which it is given:

     (1)  In the case of PWIN:

          c/o  Playandwin, Inc.
               7050 Weston Road, Suite 500
               Vaughan, Ontario
               L4L 8G7
               Attention:     Mr. Stewart Garner, President

               Telephone:     905-850-3940
               Facsimile:     905-850-5012

     (2)  In the case of the Newco:

          c/o  PacCanUs Inc.
               1920 Yonge Street
               Toronto, Ontario
               M4S 3E4
               Attention:     Mr. Richard Cousineau

               Telephone:     416-480-6691
               Facsimile:     416-487-4668

or to such other address as the party to be addressed may have specified in a notice duly given to the other parties as provided herein. Such notice or communication will be deemed to have been given as of the date so delivered, facsimiled, telecopied, or, if mailed, the earlier of the date received and ten (10) days after the date mailed.

8.   Public Announcements and General Provisions

     (1) In the ordinary course of business PWIN may issue press releases that highlight the successes of the Newco/TVGN alliance. These shall be reviewed by Newco and TVGN prior to release and accent the promotional and business building aspects of RACINGO. PWIN has the right to publish a release as is, unless comments are received from the Newco/TVGN alliance within three (3) business days of the draft form of the release being formally presented in writing to Newco by PWIN.

     (2) Terms of this Agreement may not be amended or varied in any respect except by an instrument in writing duly signed by all the Parties, hereto, prior to such amendment or variation taking effect.

     (3) The headings in this Agreement are solely for the convenience of reference and shall be given no effect in its construction or interpretation.

     (4) This Agreement shall enure to the benefit of and be binding upon the Parties hereto and upon the heirs, executors, administrators and legal personal representatives of each of the Parties and their successors. This Agreement shall not be assigned by either Party hereto without the consent of the other Party hereto.

     (5) The Parties agree that this Agreement contains the whole understanding of the Parties and supersedes and replaces all oral or written representations and that this Agreement cannot be amended, modified or supplemented in any respect except by subsequent written agreement signed by both Parties hereto.

     (6) This Agreement shall be governed by and construed in accordance with the laws of Ontario, Canada, where it is made.

     (7)  The payments to be received under subsection (a) of Section
          5, shall be calculated and paid in Canadian Dollars. The payments to be received under subsection (b) of Section 5, shall be calculated and paid in US funds and shall reflect directly one-half of one percent (0.5%) of the funds PWIN receives under its RACINGO licenses. In all other cases, dollar amounts as referred to are dollars of the United States of America, unless the context otherwise requires.

     (8)  Time shall be of the essence of this Agreement.

     (9) This Agreement shall take effect upon the signing of this Agreement by the appropriate Parties.


          IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the date first above written.


                              PLAYANDWIN, Inc.


                              Per: /s/ Stewart Garner
                                   Stewart Garner
                                   President



                              PacCanUs Inc. (for Newco, a company
                              to be incorporated)


                              Per: /s/ John S. Hayter
                                   John S. Hayter
                                   Chairman   &  Chief  Executive
                                   Officer

                           SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange
Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                           Playandwin, Inc.



                           By: /s/ Stewart Garner
                              Stewart Garner, President